SECURITIES AND EXCHANGE COMMISSION
                  Washington, D.C.  20549

                       SCHEDULE 13G
                      (Rule 13d-102)

     Information Statement Pursuant to Rules 13d-1 and 13d-2
         Under the Securities Exchange Act of 1934
                     (Amendment No. 1)


              ELECTRONIC FAB TECHNOLOGY CORP.
                     (Name of Issuer)

          Common Stock, $.01 par value per share
              (Title of Class of Securities)

                        28570P 10 5
                      (CUSIP Number)

CUSIP No. 28570P 10 2
                               13G
                        Page 2 of 5 Pages



                                1
                    NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                       Lloyd A. McConnell



                                2
        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP


                           (a)      o
                             (b)  o


                                3
                          SEC USE ONLY




                                4
              CITIZENSHIP OR PLACE OF ORGANIZATION

                               USA






                            NUMBER OF
                             SHARES
                          BENEFICIALLY
                            OWNED BY
                              EACH
                            REPORTING
                             PERSON
                              WITH
                                5
                        SOLE VOTING POWER

                             585,000



                                6
                       SHARED VOTING POWER





                                7
                     SOLE DISPOSITIVE POWER

                             585,000



                                8
                    SHARED DISPOSITIVE POWER




                                9
  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                             585,000


                               10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  o




                               11
         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                              14.8%


                               12
                    TYPE OF REPORTING PERSON*

                               IN

     This Amendment No. 1 to Information Statement on Schedule 13G is filed by Lloyd A. McConnell with respect to the securities specified below of Electronic Fab Technology Corp. and restates the information set forth on the initial Schedule 13G of Mr. McConnell filed on March 20, 1995 with respect to such securities.

Item 1.

     (a)  Name of Issuer

               Electronic Fab Technology Corp.

     (b)  Address of Issuer's Principal Executive Offices

               7251 West 4th Street
               Greeley, Colorado  80634-9763

Item 2.

     (a)  Name of Person Filing

               Lloyd A. McConnell

     (b)  Address of Principal Business Office or, if none, Residence

               7251 West 4th Street
               Greeley, Colorado  80634-9763

     (c)  Citizenship

               See Item 4 of Cover Page

     (d)  Title of Class of Securities

               Common stock, par value $.01 per share

     (e)  CUSIP Number

               28570P 10 5

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a :

          N/A
Item 4.  Ownership

     (a)   Amount Beneficially Owned

           See Item 9 of Cover Page

     (b)   Percent of Class

           See Item 11 of Cover Page

     (c)   Number of shares as to which such person has:

        (i)    sole power to vote or to direct the vote

           See Item 5 of Cover Page

        (ii)   shared power to vote or to direct the vote

           See Item 6 of Cover Page

        (iii)  sole power to dispose or to direct the disposition of

           See Item 7 of Cover Page

        (iv)   shared power to dispose or to direct the disposition of

           See Item 8 of Cover Page

Item 5.  Ownership of Five Percent or Less of a Class

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

     N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

     N/A

Item 8.  Identification and Classification of Members of the Group

     N/A

Item 9.  Notice of Dissolution of Group

     N/A

Item 10.  Certification

     N/A

                              SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  March 6, 1997                    Lloyd A. McConnell
                                             Lloyd A. McConnell

     Following is the text of the initial Information Statement on Schedule 13G, filed in paper format on March 20, 1995, to which this Amendment No. 1 relates.


                         UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C.  20549

                          SCHEDULE 13G


           Under the Securities Exchange Act of 1934
                    (Amendment No. ______)*


                ELECTRONIC FAB TECHNOLOGY CORP.
                        (Name of Issuer)

             Common Stock, $.01 par value per share
                 (Title of Class of Securities)

                          28570P 10 5
                         (CUSIP Number)


Check the following box if a fee is being paid with this statement x. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 910734 10 2
                               13G




                                1
                    NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                       Lloyd A. McConnell



                                2
        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP


                           (a)      o
                             (b)  o


                                3
                          SEC USE ONLY




                                4
              CITIZENSHIP OR PLACE OF ORGANIZATION

                               USA


                            NUMBER OF
                             SHARES
                          BENEFICIALLY
                            OWNED BY
                              EACH
                            REPORTING
                             PERSON
                              WITH
                                5
                        SOLE VOTING POWER

                             597,000


                                6
                       SHARED VOTING POWER


                                7
                     SOLE DISPOSITIVE POWER

                             597,000

                                8
                    SHARED DISPOSITIVE POWER


                                9
  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                             597,000


                               10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*




                               11
         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                              16.2%


                               12
                    TYPE OF REPORTING PERSON*

                               IN


               *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1.

     (a)   Name of Issuer

           Electronic Fab Technology Corp.

     (b)   Address of Issuer's Principal Executive Offices

           7251 West 4th Street
           Greeley, Colorado  80634-9763

Item 2.

     (a)   Name of Person Filing

           Lloyd A. McConnell

     (b)   Address of Principal Business Office or, if none, Residence

           c/o Electronic Fab Technology Corp.
           7251 West 4th Street
           Greeley, Colorado  80634-9763

     (c)   Citizenship

           See Item 4 of Cover Page

     (d)   Title of Class of Securities

           Common stock, par value $.01 per share

     (e)   CUSIP Number

           28570P 10 5

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a :

     (a)       Broker or Dealer registered under Section 15 of the Act
     (b)       Bank as defined in section 3(a)(6) of the Act
     (c)       Insurance Company as defined in section 3(a)(19) of the Act
     (d) Investment Company registered under section 8 of the Investment Company Act
     (e) Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

     (f) Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Sec. 240.13d-1(b)(ii)(F)
     (g)       Parent Holding Company, in accordance with
               Sec. 240.13d-1(b)(ii)(G)
               (Note:  See Item 7)
     (h)       Group, in accordance with Sec. 240.13d-1(b)(1)(ii)(H)

Item 4.  Ownership

     (a)   Amount Beneficially Owned

           See Item 9 of Cover Page

     (b)   Percent of Class

           See Item 11 of Cover Page

     (c)   Number of shares as to which such person has:

        (i)    sole power to vote or to direct the vote

           See Item 5 of Cover Page

        (ii)   shared power to vote or to direct the vote

           See Item 6 of Cover Page

        (iii)  sole power to dispose or to direct the disposition of

           See Item 7 of Cover Page

        (iv)   shared power to dispose or to direct the disposition of

           See Item 8 of Cover Page

Item 5.  Ownership of Five Percent or Less of a Class

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

     N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

     N/A

Item 8.  Identification and Classification of Members of the Group

     N/A

Item 9.  Notice of Dissolution of Group

     N/A

Item 10.  Certification

     N/A

                              SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  March 15, 1995                    Lloyd A. McConnell
                                             Lloyd A. McConnell